Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Campus Crest Communities, Inc.:
We consent to the use of our reports dated May 14, 2010, with respect to the balance sheet of Campus Crest Communities, Inc. as of March 1, 2010; the combined balance sheets of Campus Crest Communities Predecessor as of December 31, 2009 and 2008, and the related combined statements of operations, changes in equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2009, and related financial statement Schedule III; and the statement of revenue and certain expenses of HSRE Properties for the year ended December 31, 2009, included herein and to the reference to our firm under the heading “Experts” in the prospectus. Our report on the combined statement of revenue and certain expenses of HSRE Properties contains a paragraph that states that the combined statement of revenue and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in Note 2 to the combined statement of revenue and certain expenses and it is not intended to be a complete presentation of HSRE Properties’ revenue and expenses.
/s/ KPMG LLP
Atlanta, Georgia
October 12, 2010